Exhibit 99.1

Liquidity Services, Inc. Completes Acquisition of Jacobs Trading

WASHINGTON — October 3, 2011 — Liquidity Services, Inc. (NASDAQ: LQDT), which provides leading corporations, public sector agencies and buying customers the world’s most transparent, innovative and effective online marketplaces and integrated services for surplus assets, today announced that it has completed the acquisition of the consumer goods remarketing business of Jacobs Trading Company for $140 million plus potential performance-based consideration of $30 million.  Jacobs Trading is a provider of remarketing and reverse logistics solutions with an over 20-year track record of service excellence to Walmart and other leading Fortune 500 retailers and consumer goods manufacturers. The transaction, which was financed with a combination of cash, a seller note and Liquidity Services common stock, closed effective on October 1, 2011.

About Liquidity Services, Inc. (LQDT)

Liquidity Services, Inc. (NASDAQ: LQDT) provides leading corporations, public sector agencies and buying customers the world’s most transparent, innovative and effective online marketplaces and integrated services for surplus assets. On behalf of its clients, Liquidity Services has completed the sale of over $2.2 billion of surplus, returned and end-of-life assets, in over 500 product categories, including consumer goods, capital assets and industrial equipment. The company is based in Washington, D.C. and has approximately 700 employees. Additional information can be found at: http://www.liquidityservicesinc.com.

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Media and Investor Contact

Julie Davis

202-558-6234
julie.davis@liquidityservicesinc.com